Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, December 14, 2007

STAR BUFFET, INC. FILES FORM 10-Q

FOR THIRD QUARTER FY 2008

SCOTTSDALE, AZ — December 14, 2007 — Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its third quarter of fiscal 2008 ending November 5, 2007.  Following are the highlights:

Star Buffet, Inc. had revenues of $15.1 million and net loss of $1,011,000, or ($0.32) per share on a diluted basis of 3,170,675 of shares outstanding for the twelve weeks ended November 5, 2007 and revenues of $53.4 million and net loss of $543,000, or ($0.17) per share on a diluted basis of 3,170,675 of shares outstanding for the forty weeks ended November 5, 2007.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of December 14, 2007, Star Buffet, through its subsidiaries, operates 12 franchised HomeTown Buffet restaurants, seven JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, three Holiday House Family restaurants, three Western Sizzlin restaurants, three 4B’s restaurants, two K-BOB’S Steakhouses, two JJ North’s Country Buffet, one Pecos Diamond Steakhouse, one Oklahoma Steakhouse, one Bar-H Steakhouse and one Casa Bonita Mexican theme restaurant.

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